UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2005

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 14, 2005, William Lyon Homes, Inc. (“California Lyon”), a California corporation and wholly-owned subsidiary of William Lyon Homes (the “Registrant”), and Guaranty Bank (“Guaranty Bank “), a federal savings bank, entered into that certain Agreement for Eighth Modification of Deeds of Trust and Other Loan Instruments dated as of October 14, 2005 (the “Eighth Modification”). The Eighth Modification includes, as an Exhibit, a Fourth Amended and Restated Revolving Promissory Note dated as of October 14, 2005, executed by California Lyon for the benefit of Guaranty, which (i) evidences the reduction in the maximum principal amount of the loan from $125,000,000 to $90,000,000, (ii) extends the “Facility Expiration Date” from October 19, 2005 to 364 days from the recordation of the Memorandum of the Eight Modification (which is expected to be recorded on or about November 23, 2005), (iii) amends the “Base Rate Spread” such that it is based on the average monthly percentage of the outstanding principal balance divided by the total commitment, as opposed to California Lyon’s ratio of total liabilities to tangible net worth, and sets such amount at 0% per annum, thereby eliminating the prior requirement that the ratio of total tangible liabilities to tangible net worth be 3.25 (or less) to 1 for the 0% Base Rate Spread to apply; (iv) amends the definition of “Euro-Dollar Amount” by replacing the “Euro-Dollar Base Rate” with the applicable “Euro-Dollar Interest Rate,” (v) sets forth a formula for the per annum Euro-Dollar Interest Rate which incorporates a “Euro-Dollar Interest Rate Spread” into the formula previously used to calculate the Euro-Dollar Base Rate, and (vi) establishes the Euro-Dollar Interest Rate Spread based on the average monthly percentage of the outstanding principal balance divided by the total commitment, as opposed to California Lyon’s ratio of total liabilities to tangible net worth which was used to determine the Euro-Dollar Base Rate, providing that where such percentage is greater than 50% the rate shall be 1.65%, where such percentage is greater than 40% but less than or equal to 50% the rate shall be 1.90% and where such percentage is less than or equal to 40% the rate shall be 2.05%.

In addition, among other things, the Eight Modification amended that certain Master Loan Agreement (as previously amended, the “Master Loan Agreement”) dated as of August 31, 2000 by and between California Lyon and Guaranty Bank by (i) decreasing the “Loan Amount” from $125,000,000 to $90,000,000, (ii) decreasing the maximum aggregate amount of all Loan Allocations for Properties included in the Borrowing Base where such amount exceeds the Loan Amount from $140,000,000 to $126,000,000, and (iii) eliminating the provision for a “Restricted Availability Amount”, a portion of the Loan Amount that, among other things, required Lender’s consent for disbursement which could be given or withheld in Lender’s sole discretion. This description is qualified in its entirety by the full text of the Eighth Modification , which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

The terms of the Eighth Modification were established in arms-length negotiations with Guaranty Bank. Guaranty Bank also acts as a lender under a separate credit facility with affiliates of California Lyon. In addition, Guaranty Bank and its affiliates may act as lenders to the Registrant and its affiliates in the future. They receive, and expect to receive, customary fees for these services.

As of November 14, 2005, the outstanding amount under the Master Loan Agreement was approximately $51.6 million.

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Item 2.03	Creation of a Direct Financial Obligation.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

10.1	Agreement for Eighth Modification of Deeds of Trust and Other Loan Instruments dated as of October 14, 2005 by and between William Lyon Homes, Inc., a California corporation, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (including the Modifications, Form of Amended and Restated Note, Other Conditions to Modifications and Consents to Modifications attached as exhibits thereto).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAM LYON HOMES
Dated November 18, 2005

	By:	/s/ Michael D. Grubbs
Michael D. Grubbs
Senior Vice President, Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit	Description
10.1	Agreement for Eighth Modification of Deeds of Trust and Other Loan Instruments dated as of October 14, 2005 by and between William Lyon Homes, Inc., a California corporation, and Guaranty Bank, a federal savings bank organized and existing under the laws of the United States (including the Modifications, Form of Amended and Restated Note, Other Conditions to Modifications and Consents to Modifications attached as exhibits thereto).

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